Exhibit 99

Titan International Announces Tire Production Resumed December 26

QUINCY, Ill. - December 27, 2010 - Titan Tire Corporation, a subsidiary of Titan International, Inc., today announced that the Titan Tire Des Moines factory ratified the last and best contract proposal Thursday evening, December 23.  Both Freeport, Illinois and Bryan, Ohio tire factories did not.  Tire production started at all three factories on Sunday night, December 26, 2010.  The Des Moines factory has a new contract.  The other factories, even though they did not ratify the contract, will be working under the best and final offer.

“It is hard for anyone to accept change, but it is especially hard for a unionized workforce that for years believed they were entitled to various things.  I appreciate the views the unions have, but at the end of the day, it was time to stop talking and move on,” said Titan CEO Maurice Taylor.  “The new contract pays some of the highest wages and benefits in their respective areas and Titan expects top performance from its employees in production, quality and service.  We are confident these new contracts will bring the tire group up to profit levels it should have.”

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773